SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                            --------------------

                                  FORM 8-K
                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              October 23, 1996
                     (Date of earliest event reported)

                        Petro Stopping Centers, L.P.
           (Exact name of Registrant as specified in its charter)


     Delaware                  1-13018                 74-2628339
     (State of           (Commission File No.)       (IRS Employer
     incorporation or                                Identification No.)
     organization)

                             6080 Surety Drive
                               El Paso, Texas
                  (Address of principal executive offices)

                                   79905
                                 (zip code)

                               (915) 779-4711
            (Registrant's telephone number, including area code)



Item 5. Other Events.

               On October 23, 1996, Petro Stopping Centers, L.P. (the "Company") entered into an Interest Purchase Agreement (the "Interest Purchase Agreement") with Mobil Long Haul Inc., a wholly-owned subsidiary of Mobil Corporation ("Mobil Co"), Petro Holdings GP Corp., and Petro Holdings LP Corp., each of which are affiliates of Chartwell Investments Inc. (collectively, "Chartwell Co"), Roadside, Inc., a general partner of the Company ("Roadside"), and Sequoia Ventures Inc., a limited partner of the Company ("SVI" and together with Roadside, the "Fremont Partners") providing for the sale of all of the partnership interests in the Company held by the Fremont Partners to Mobil Co and Chartwell Co. The aggregate purchase price of the partnership interests held by the Fremont Partners is $28.5 million, subject to adjustment. The Interest Purchase Agreement is incorporated herein as Exhibit 10.1.

               Concurrently with the execution of the Interest Purchase Agreement, the Company entered into an Omnibus Agreement (the "Omnibus Agreement") with James A. Cardwell, Sr., James A. Cardwell, Jr. and JAJCO II (collectively, the "Cardwell Group"), each of whom is a limited partner of the Company, and Petro, Inc., a general partner of the Company, Mobil Co and Chartwell Co providing for, among other things Chartwell Co and Mobil Co to invest an aggregate of approximately $21 million and $15 million, respectively. The investment proceeds will be used to acquire the interests of the Company held by The Fremont Partners as described above, to invest approximately $4.2 million in the Company and to invest $3 million in a new special purpose entity which will acquire, own and develop new truck stops to be operated by the Company. Upon consummation of the transactions, the common partnership interests of the Company will be owned by Chartwell Co (approximately 52%), the Cardwell Group (approximately 41%) and Mobil Co (7.5%) and the preferred partnership interests will be owned by Mobil Co ($12 million) and the Cardwell Group ($7.6 million).

               In addition, Mobil Oil Corporation ("Mobil Oil") and the Company will enter into a 10 year supply agreement at the closing under which Mobil Oil will supply the Company's diesel fuel requirements. The diesel fuel sold at all of the Company operated truck stops will be branded "Mobil." The Company will also enter into a 10 year supply agreements under which Mobil will supply lubricants and gasoline to the Company. The Company's PetroLube operations will feature Mobil Delvac lubricants and the Company will initially brand 11 of its gasoline fueling facilities at its truck stops "Mobil." The Company and Mobil Oil will also enter into a Memorandum of Understanding with respect to the joint development of new projects and Mobil Oil will provide marketing and other services, including access to Mobil Oil personnel and resources. Mr. Cardwell, Chief Executive Officer of the Company, will assume the additional roles of Chairman and President and be responsible for the Company's operations and a Mobil manager will assume the full time position of Senior Vice President - Planning and Support Services at the Company.

               The Omnibus Agreement also provides for the Company to enter into agreements at the Closing with affiliates of the Cardwell Group and Chartwell Co providing for: (i) the extension of certain agreements between the Company and affiliates of the Cardwell Group and (ii) financial advisory and consulting services to be performed by an affiliate of Chartwell Co for the Company. The Omnibus Agreement is incorporated herein as Exhibit 10.2.

               The closing of the transactions contemplated by the Interest Purchase Agreement and the Omnibus Agreement is subject to certain conditions, including the refinancing of the Company's existing senior credit facility and obtaining consents from holders of not less than 75% of the principal amount of the Company's 12.5% Senior Notes due 2002 (the "Notes") to the effect that the contemplated transactions do not constitute a "Change of Control" under the Indenture governing the Notes. Chartwell Co and Mobil Co have obtained a financing commitment, subject to satisfaction of certain conditions, sufficient to refinance the Company's existing senior credit facility.

The transactions are expected to close before the end of this year.


Item 7. Financial Statements and Exhibits.


10.1 Interest Purchase Agreement, dated as of October 18, 1996, by and among Mobil Long Haul Inc., Petro Holdings GP Corp., Petro Holdings LP Corp., the Company, Roadside, Inc. and Sequoia Ventures Inc.

10.2 Omnibus Agreement, dated as of October 18, 1996, by and among James A. Cardwell, Sr., James A. Cardwell, Jr., JAJCO II, Petro, Inc., Mobil Long Haul Inc., Petro Holdings GP Corp., Petro Holdings LP Corp. and the Company.

20.1       Press Release of the Company, dated October 23, 1996.



                                 SIGNATURE



               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                    PETRO STOPPING CENTERS, L.P.


                                    By: /s/ JAMES A. CARDWELL, SR.
                                    Name:   James A. Cardwell, Sr.
                                    Title:  Member of the Board of Control
                                            and Chief Executive Officer


Date:  October 30, 1996



                                        EXHIBIT INDEX



Exhibit                Description                                   Page


10.1           Interest Purchase Agreement, dated as of October      [__]
               18, 1996, by and among Mobil Long Haul Inc., Petro
               Holdings GP Corp., Petro Holdings LP Corp., the
               Company, Roadside, Inc. and Sequoia Ventures Inc.

10.2           Omnibus Agreement, dated as of October 18, 1996,      [__]
               by and among James A. Cardwell, Sr., James A.
               Cardwell, Jr., JAJCO II, Petro, Inc., Mobil Long
               Haul Inc., Petro Holdings GP Corp., Petro Holdings
               LP Corp. and the Company.

20.1           Press Release of the Company, dated October 23,       [__]
               1996.